Exhibit 99.2

Certain Remarks of Brian J. Smrdel

Urologix, Inc. Teleconference

January 25, 2011

•	To further breakdown the sources of Urologix revenue on a sequential basis; revenue from catheter sales to direct accounts contributed 36% of overall revenue in the second quarter of fiscal 2011, compared to 38% in the previous quarter. Urologix Mobile service treatment revenue contributed 44% of overall revenue and third party mobile revenue contributed 15% of overall revenue in the second quarter of fiscal 2011, compared to 46% and 14%, respectively, for the first quarter of the fiscal year.

•	On a trailing 90 day sales basis, our days sales outstanding at the end of the second quarter, adjusted for a large non-customer receivable, was 41 days, slightly higher than the 40 days reported at the end of the first quarter of fiscal year 2011 and 38 days reported at the end of fiscal year 2010.